Exhibit 99

TSX: GSC; NYSE Amex: GSS	NEWS RELEASE	WWW.GSR.COM

GOLDEN STAR MAINTAINS STRONG OPERATIONAL

AND FINANCIAL PERFORMANCE DURING Q2 2010

Denver, Colorado, August 9, 2010: Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) is pleased to announce its unaudited second quarter 2010 results including net income of $7.6 million or $0.030 per share and operating cash flow before working capital changes of $39.3 million or $0.153 per share. The Company will host a live webcast and conference call to discuss its quarterly results on Tuesday, August 10, 2010 at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com. All currency in this news release is expressed in U.S. dollars, unless otherwise noted.

Tom Mair, President and CEO, said, “Again we delivered a solid quarter of operational and financial results at Golden Star. We had net income of $7.6 million or $0.030 per share, we are free cash flow positive and we had operating cash flow of $39.3 million before working capital changes or $0.153 per share. Our cash position has increased to $181.2 million. Gold production for the quarter was over 100,000 ounces. Our exploration group has been busy this year with six drill rigs in operation around our mines in Ghana.”

HIGHLIGHTS

•	Net income of $7.6 million ($0.030 per share) compared to net income of $0.4 million ($0.002 per share) for the second quarter of 2009;

•	Gold revenues for the quarter of $120.3 million representing an increase of 31% over second quarter of 2009;

•	Quarterly gold sales of 100,412 ounces for the second quarter of 2010, a 1.4% increase from the second quarter of 2009;

•

Operating cash flow of $39.3 million before working capital changes for the second quarter of 2010, or $0.153 per share. Operating cash flow of $72.6 million before working capital changes for the first half of 2010, or $0.282 per share;

•	Quarter-end cash balance of $181.2 million, an increase of $27.1 million over the cash balance at December 31, 2009; and

•	Realized gold price for the second quarter of 2010 averaged $1,198 per ounce compared to $928 in the second quarter of 2009, an increase of $270 per ounce or 29%.

Golden Star Resources Ltd.	News Release 10-12 Page 1 of 8

FINANCIAL SUMMARY

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
Bogoso/Prestea gold sold (oz)	52,764	45,760	98,673	86,306
Wassa gold sold (oz)	47,649	53,251	94,677	109,677
Total gold sold (oz)	100,413	99,011	193,350	195,983
Average realized gold price ($/oz)	1,198	928	1,156	916
Cash operating cost—combined ($/oz)	638	558	626	564
Gold revenues ($000’s)	120,307	91,868	223,571	179,513
Cash flow provided by operations ($000’s)	33,971	29,280	59,432	40,373
Net gain/(loss) ($000’s)	7,612	380	11,527	(766)
Net gain/(loss) per share—basic ($)	0.030	0.002	0.045	(0.003)

BOGOSO/PRESTEA

Gold sales at Bogoso were 52,764 ounces in the second quarter of 2010, a 15% increase over second quarter of 2009 gold sales of 45,760 and a 15% increase over first quarter gold sales of 45,909 ounces. Revenues from gold sales improved 49% to $63.2 million, up from $42.5 million for the second quarter of 2009. The increased gold sales were reflective of higher gold grades at the sulfide plant, a 19% improvement to 3.17 g/t from 2.66 g/t gold for the same period last year, and a higher gold price.

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
BOGOSO/PRESTEA OPERATING RESULTS
Mining
Ore mined (000s t)—Refractory	655,647	726,969	1,452,600	1,380,493
Ore mined (000s t)—Non refractory	9,145	—	9,145	—

Total ore mined (t)	664,792	726,969	1,461,745	1,380,493
Waste mined (t)	3,983,169	3,920,798	7,947,817	7,272,550
Bogoso Sulfide Plant Results
Refractory ore processed (t)	711,804	714,538	1,392,714	1,341,433
Refractory grade—(g/t)	3.17	2.66	3.08	2.67
Recovery—Refractory (%)	69.4	72.2	70.6	71.9
Cash operating cost ($/oz)	654	624	675	713
Gold sold (oz)	52,764	45,760	98,673	86,306

WASSA/HBB

Wassa sold 47,648 ounces of gold during the second quarter of 2010 compared to 53,251 ounces in the second quarter of last year and results were in line with the first quarter of this year. Wassa/HBB’s operating results were impacted adversely due to unscheduled mill maintenance at the Wassa mill. We expect to open a new pit at Benso and expand the Wassa pits in the second half of this year.

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	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
WASSA/HBB OPERATING RESULTS
Ore mined (t)	654,855	529,670	1,230,758	1,186,382
Waste mined (t)	4,672,043	4,396,164	9,872,915	7,965,381
Ore and heap leach materials processed (t)	618,624	636,654	1,249,378	1,383,154
Grade processed (g/t)	2.54	2.62	2.47	2.58
Recovery (%)	95.1	94.9	95.1	95.3
Cash operating cost ($/oz)	621	502	574	448
Gold sold (oz)	47,648	53,251	94,677	109,677

EXPLORATION

The budget for 2010 exploration has been increased to $23 million. The increase includes $5 million for drilling at the Buesichem South discovery. For the first half of the year, $11.1 million has been spent. Second quarter exploration activities were focused primarily in Ghana on resource definition drilling in areas surrounding our operating properties, in Sierra Leone at the Sonfon property, and interpretation of the airborne geophysical surveys in Ghana.

In Ghana, two drill rigs are continuing to drill the northern and southern extensions of our discovery at Buesichem. Preliminary economic evaluation of potential pit shells was completed on the Buesichem South discovery during the quarter and an in-fill drill program is scheduled for the second half of this year.

Four drill rigs were active along the Wassa/HBB corridor with drilling at Chichiwelli, Adoikrom, Benso and Wassa Main. The in-fill resource drilling at Chichiwelli was completed during the quarter and resource modeling, pit optimization, metallurgical sampling and geotechnical studies are scheduled for the second half of 2010. Also during the quarter, we began the interpretation of the geophysical data from an airborne geophysical survey that was flown over Manso, Hwini-Butre, Benso and Chichiwelli and this is expected to continue for the remainder of the year.

In Côte d’Ivoire, soil sampling and field reviews continue to confirm the presence of in-situ gold mineralization at Amélékia. Drilling is scheduled for the second half of 2010. Also during the quarter, in-fill soil geochemistry programs were conducted at the Abgoville property to confirm previously identified gold anomalies.

In Brazil, property evaluations continued during the second quarter. The property portfolio consists of nine project areas in three states with a total land area of approximately 650 square kilometers. Property evaluations and new property applications will continue through the remainder of the year.

CASH, CASH FLOW AND LIQUIDITY

Our cash and cash equivalents totaled $181.2 million at the end of June 2010. Cash flow from operations totaled $59.4 million for the first half of 2010 compared to $40.4 million during the first half of 2009. Our mining operations generated $39.3 million in cash before adjustments to working capital in the quarter and $72.6 million in the first half of 2010. All capital requirements for 2010 are expected to be funded from operating cash flows.

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Capital projects for the year are anticipated to total $85 million. This total is expected to include $35 million of mine property development and $27 million for new equipment and facilities upgrades. We also plan to increase our exploration spending from $18 million to $23 million to allow for follow-up drilling on the new Buesichem South discovery at Bogoso/Prestea.

In the second quarter, the Board of Directors approved $8 million for the construction of a hydraulic tailings recovery system and associated piping at Bogoso which will feed old oxide tailings to the CIL circuit at the Bogoso oxide plant. The project is expected to come on-line in 2011, subject to permitting. The ore grade of the tailings is lower than the ores typically treated at the oxide plant but the costs are minimal since the tailings can be fed directly into the CIL circuit. The system is designed to handle approximately 2.4 million tonnes of tailings per annum over its five year life yielding approximately 40,000 to 50,000 ounces per year. Once the Prestea South and Pampe oxide pits commence operation, tailings material will continue to be fed into the plant in supplemental amounts.

LOOKING AHEAD

Our objectives for the remainder of 2010 include the following:

•	Continue exploration activities to increase and enhance reserves and resources at Bogoso/Prestea and Wassa/HBB;

•	Provide oxide ore to the Bogoso oxide plant by re-opening the Pampe pit, permitting and constructing a tailings reclaim system and finalizing the permitting and development of Prestea South; and

•	Evaluate options and determine strategies for development of the Prestea Underground project.

Our guidance for 2010 has been revised as follows:

	2010
Guidance	Gold Production (oz)	Cash Operating Cost ($/oz)
Bogoso/Prestea	200,000	$680	-	$700
Wassa/HBB	185,000	$580	-	$600

Total	385,000	$630		$650

Guidance for production from Wassa/HBB has been reduced due to one month of unscheduled maintenance on one of the ball mills and lower than expected gold grades at one of the pits. Costs have been impacted by lower production and higher than previously forecasted power costs.

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FINANCIAL STATEMENTS The following information is derived from the Company’s consolidated financial statements contained in our Form 10-Q, which we filed with the SEC today and is available on our website.

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

(unaudited)

	As of June 30 2010	As of December 31 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$181,232	$154,088
Accounts receivable	20,328	7,021
Inventories	55,896	52,198
Deposits	4,412	4,774
Prepaids and other	2,336	1,415

Total Current Assets	264,204	219,496
RESTRICTED CASH	1,211	3,804
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	12,820	12,949
PROPERTY, PLANT AND EQUIPMENT	232,333	231,855
INTANGIBLE ASSETS	8,427	9,480
MINING PROPERTIES	261,244	276,114
OTHER ASSETS	650	181

Total Assets	$780,889	$753,879

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,604	$28,234
Accrued liabilities	41,857	34,178
Asset retirement obligations	7,520	1,938
Current tax liability	1,059	616
Current debt	12,280	9,970

Total Current Liabilities	86,320	74,936
LONG TERM DEBT	119,528	114,595
ASSET RETIREMENT OBLIGATIONS	22,051	30,031
FUTURE TAX LIABILITY	17,319	13,997

Total Liabilities	$245,218	$233,559

MINORITY INTEREST	338	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized.
No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,146,961 at June 30, 2010; 257,362,561 at December 31, 2009	691,991	690,423
CONTRIBUTED SURPLUS	17,336	15,759
EQUITY COMPONENT OF CONVERTIBLE DEBENTURES	34,542	34,542
ACCUMULATED OTHER COMPREHENSIVE INCOME	365	24
DEFICIT	(208,901)	(220,428)

Total Shareholders’ Equity	535,333	520,320

Total Liabilities and Shareholders’ Equity	$780,889	$753,879

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CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	For the three months ended June 30		For the six months ended June 30
	2010	2009	2010	2009
REVENUE
Gold revenues	$120,307	$91,868	$223,571	$179,513
Cost of sales	98,504	87,760	185,640	172,277

Mine operating margin	21,803	4,108	37,931	7,236
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	451	237	678	347
General and administrative expense	4,145	3,745	9,114	7,159
Abandonment and impairment	—	—	—	290
Derivative mark-to-market losses	1,878	396	747	84
Property holding costs	1,197	660	2,298	2,002
Foreign exchange (gain)/loss	204	(2,542)	571	(4,213)
Interest expense	4,167	3,824	8,296	7,534
Interest and other income	(98)	(43)	(295)	(83)
Loss on sale of assets	71	125	347	304

Income/(loss) before minority interest	9,788	(2,294)	16,175	(6,188)
Minority interest	(338)	—	(338)	—

Net income/(loss) before income tax	9,450	(2,294)	15,837	(6,188)
Income tax (expense)/benefit	(1,838)	2,674	(4,310)	5,422

Net income/(loss)	$7,612	$380	$11,527	$(766)

OTHER COMPREHENSIVE INCOME/(LOSS)
Unrealized gains/(losses) on investments	(592)	14	340	41

Comprehensive income/(loss)	$7,020	$394	$11,867	$(725)

Deficit, beginning of period	(216,513)	(238,093)	(220,428)	(236,947)

Deficit, end of period	(208,901)	(237,713)	(208,901)	(237,713)

Net income/(loss) per common share—basic	$0.030	$0.002	$0.045	$(0.003)
Net income/(loss) per common share—diluted	$0.029	$0.002	$0.044	$(0.003)
Weighted average shares outstanding (millions)	257.9	236.2	257.7	236.1

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the three months ended June 30		For the six months ended June 30
	2010	2009	2010	2009
OPERATING ACTIVITIES:
Net income/(loss)	$7,612	$380	$11,527	$(766)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	27,867	28,371	53,752	52,692
Amortization of loan acquisition cost	—	161	132	327
Abandonment and impairment	—	—	—	290
Gain on sale of equity investments	—	—	—	—
Loss on sale of assets	70	126	346	305
Non cash employee compensation	502	455	1,919	1,065
Future income tax expense/(benefit)	1,838	(2,674)	3,792	(5,422)
Reclamation expenditures	(2,049)	(490)	(3,600)	(731)
Fair value of derivatives	812	1,611	(319)	(2,189)
Accretion of convertible debt	1,755	1,642	3,481	3,257
Accretion of asset retirement obligations	601	539	1,201	1,077
Minority interests	338	—	338	—

	39,346	30,121	72,569	49,905

Changes in non-cash working capital:
Accounts receivable	(11,702)	4,889	(12,426)	(359)
Inventories	(344)	(669)	(4,264)	841
Deposits	(364)	(150)	(280)	(1,101)
Accounts payable and accrued liabilities	6,722	(5,526)	4,603	(8,557)
Other	313	615	(770)	(356)

Net cash provided by operating activities	33,971	29,280	59,432	40,373
INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(795)	(268)	(1,871)	(670)
Expenditures on mining properties	(13,005)	(9,855)	(17,878)	(19,894)
Expenditures on property, plant and equipment	(5,460)	(3,984)	(17,289)	(4,852)
Refunded cash securing letters of credit	2,593	—	2,593	—
Proceeds from the sale of assets	—	371	—	—
Change in accounts payable and deposits on mine equipment and material	1,330	—	752	(3,962)
Other	—	(2,472)	1,467	919

Net cash used in investing activities	(15,337)	(16,208)	(32,226)	(28,459)
FINANCING ACTIVITIES:
Principal payments on debt	(8,197)	(2,783)	(16,410)	(7,192)
Proceeds from debt agreements and equipment financing	4,506	5,443	14,506	5,478
Other	1,437	(667)	1,842	(585)

Net cash provided by/(used in) financing activities	(2,254)	1,993	(62)	(2,299)

Increase/(decrease) in cash and cash equivalents	16,380	15,065	27,144	9,615
Cash and cash equivalents, beginning of period	164,852	28,108	154,088	33,558

Cash and cash equivalents end of period	$181,232	$43,173	$181,232	$43,173

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive

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Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 258 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the permitting and the mining at Prestea South; planned expansion of the Wassa Main pits; the recommencement of mining at the Pampe pit; planned exploration and drilling activities, including exploration at the Bogoso/Prestea and Wassa/HBB properties, including at Buesichem South, and in countries outside of Ghana; property evaluation and property application activities in Brazil; capital projects for 2010; the ability to fund capital requirements and the sources of such funds; our 2010 production and cash operating cost estimates, capital expenditure estimates, sources of and adequacy of cash to meet capital and other needs in 2010; the timing, capacity and impact of the proposed hydraulic tailings recovery system at Bogoso; and the ability to convert mineral resources into mineral reserves. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant or the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, the timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, recent changes under the Ghanaian Mining Act, 2006 regarding royalty rates; changes in regulatory requirements; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2009. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.        +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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